Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated May 22, 2015, relating to the financial statements and financial highlights which appears in the March 31, 2015 Annual Report to Shareholders of MAXIS® Nikkei 225 Index Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP_

PricewaterhouseCoopers LLP

Boston, Massachusetts

July 27, 2015